Exhibit 99.1

NeurogesX, Inc. Stephen Ghiglieri Chief Financial Officer (650) 358-3310	The Ruth Group Sara Pellegrino (investors) (646) 536-7002 spellegrino@theruthgroup.com Jason Rando / Janine McCargo (media) (646) 536-7025/7033 jrando@theruthgroup.com jmccargo@theruthgroup.com

NeurogesX Announces Resignation of Bruce A. Peacock from Board of Directors

Receives Nasdaq Notice Regarding Audit Committee Compliance

San Mateo, Calif. (July 17, 2009) – NeurogesX, Inc. (NASDAQ: NGSX) announced today that Bruce A. Peacock has resigned from his roles as Audit Committee chairman and director to focus on his responsibilities as CEO of privately-held Alba Therapeutics.

Mr. Peacock commented, “While there is no opportune time to resign, I feel confident that NeurogesX is well positioned following the recent E.U. approval of Qutenza™ and the partnership with Astellas Pharma Euorpe Ltd. to commercialize Qutenza in Europe, and for the ongoing NDA review in the United States. In the wake of these accomplishments I am comfortable leaving NeurogesX while I focus more of my energies on Alba Therapeutics.”

Tony DiTonno, NeurogesX CEO commented, “We would like to thank Bruce for all his contributions to NeurogesX during the initial regulatory approval and E.U. partnership discussions surrounding Qutenza. We are disappointed in his resignation but certainly understand the rationale and wish him well in his future endeavors.”

Following Mr. Peacock’s departure NeurogesX has received a Nasdaq Staff Deficiency Letter dated July 14, 2009 indicating that the company fails to comply with Nasdaq’s audit committee composition requirements for continued listing as set forth in Listing Rule 5605(c)(2)(A), which requires that the company’s Audit Committee be comprised of at least three members, each of whom are independent.

Consistent with Listing Rule 5605(c)(4)(B) the company has until the earlier of its next annual shareholders’ meeting or June 29, 2010 to name a third director as a member of the Audit Committee so that the company regains compliance with the requirements of Listing Rule 5605(c)(2)(A).

An active search for Mr. Peacock’s replacement is currently underway and NeurogesX expects to fill the vacancy created by his resignation within the timeframe required by the Nasdaq Listing Rules.

About NeurogesX, Inc.

NeurogesX (NASDAQ: NGSX) is a biopharmaceutical company focused on developing and commercializing novel pain management therapies. Its initial focus is on chronic peripheral neuropathic pain, including postherpetic neuralgia (PHN), painful HIV-distal sensory polyneuropathy (HIV-DSP) and painful diabetic neuropathy (PDN). NeurogesX’ late stage product portfolio is led by its product candidate Qutenza, a dermal patch designed to manage pain associated with peripheral neuropathic pain conditions. Qutenza is currently approved in the European Union for the treatment of neuropathic pain in non-diabetic adults, either alone or in combination with other medicinal products for pain. NeurogesX submitted a new drug application (NDA) for PHN to the U.S. Food and Drug Administration (FDA) which was accepted for filing by the FDA in December 2008 and was given a Prescription Drug User Fee Act (PDUFA) date of August 16, 2009.

NeurogesX’ second most advanced product candidate, NGX-1998, is a topically applied, liquid formulation containing a high concentration of capsaicin designed to treat pain associated with neuropathic pain conditions. NGX-1998 has completed three Phase 1 studies and NeurogesX is currently evaluating the timing of entering Phase 2 development.

NeurogesX’ early stage product pipeline includes pre-clinical compounds, which are prodrugs of acetaminophen and various opioids. The company has evaluated these compounds in vitro and in vivo and is currently seeking development partners for these programs.

Safe Harbor Statement

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). NeurogesX disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to timing for locating and appointing a qualified candidate to fill the vacancy on the Board of Directors and Audit Committee; the timing and outcome of regulatory decisions and label approval being sought or that may be obtained with respect to the NDA for Qutenza with the FDA, including the PDUFA date for the NDA; timing for commercialization of Qutenza; and NeurogesX’ plans and expected timing, with regard to seeking partnerships for its product candidates and entry into development programs. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to; positive results in clinical trials may not be sufficient to obtain FDA approval; the FDA may request additional clinical trials or other information prior to granting approval for Qutenza; any regulatory approvals which are received may be limited to certain indications; NeurogesX’ product candidates may have unexpected adverse side effects or inadequate therapeutic efficacy; and other difficulties or delays in, clinical development of, and obtaining regulatory approval for NeurogesX’ product candidates. For further information regarding these and other risks related to NeurogesX’ business, investors should consult NeurogesX’ filings with the Securities and Exchange Commission.